Exhibit 99.1
Roberts Realty Investors, Inc. Provides Shareholder Update

Friday September 20, 4:10 pm ET

ATLANTA, Sept. 20 -- Roberts Realty Investors, Inc. (Amex: RPI) announces it is continuing to explore various options to maximize shareholder value, which include the periodic sale of some of its apartment communities and the distribution of part of the net cash proceeds to its shareholders. Mr. Charles
S. Roberts, the company's CEO, stated: "The Board of Directors reaffirms its commitment to maximize shareholder value by continuing with our business plan to sell properties in order to distribute part of the net cash proceeds to our shareholders as we did when we distributed $0.75 per share from the sales of Bentley Place in 1999 and Ivey Brook in 2000."

At the company's annual shareholders meeting on August 20, 2002, Mr. Roberts said he expects the weak Atlanta apartment market to continue through at least mid-2003. He added that while the company's rental income continues to be lower than the same period a year ago, management believes the net asset value of the company's real estate assets is $10 to $12 per share. Mr. Stephen M. McAleer, the company's CFO, said: "Net asset value is important because it is the price we believe our properties are worth if sold individually in the open market. During the past five years, we have sold six of our apartment communities, each for our estimate of net asset value or greater. We continue to believe our stock is trading at a 35% to 40% discount to our estimate of net asset value and therefore does not reflect the fair value of our properties. As a result, we believe the best way to maximize shareholder value is through the orderly sale of some of our communities."

This press release contains forward-looking statements within the meaning of the securities laws. Although the company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, the company's actual results could differ materially from those anticipated in the forward-looking statements. Certain factors that might cause such a difference include, but are not limited to, the following: occupancy rates and rents have been and are expected to continue to be adversely affected by local economic and market conditions in Atlanta, Charlotte, and Palm Beach; construction of new multifamily communities in the company's markets is continuing despite the current unfavorable conditions; construction costs of a new community may exceed original estimates; the construction and lease-up of new communities in Atlanta and Charlotte may not be completed on schedule; and financing may not be available, or if available, not on favorable terms. For these and other reasons, the company's true net asset value may be lower than the $10 to $12 per share estimated by the company, and the company may sell some of its properties for prices that are below its current estimates of the fair values of those properties.